Calculation of Filing Fee Tables
S-8
PALISADE BIO, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	Other	41,945,181	$ 1.76	$ 73,823,518.56	0.0001381	$ 10,195.03
2	Equity	Common Stock, par value $0.01 per share	Other	783,003	$ 1.50	$ 1,174,504.50	0.0001381	$ 162.20
Total Offering Amounts:						$ 74,998,023.06		$ 10,357.23
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 10,357.23
Offering Note
[1]	(a) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of the Registrant's common stock, par value $0.01 per share (the "Common Stock"), that become issuable under the Amended and Restated Palisade Bio, Inc. 2021 Equity Incentive Plan (the "A&R Incentive Plan") as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Registrant's Common Stock, as applicable. (b) Represents 41,945,181 additional shares of Common Stock available for issuance under the A&R Incentive Plan. (c) The proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low sale prices of the Common Stock as reported on The Nasdaq Capital Market on June 8, 2026, a date within five business days prior to the filing of this Registration Statement.

[2]	(a) Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant's Common Stock that become issuable under the Amended and Restated Palisade Bio, Inc. Employee Stock Purchase Plan (the "A&R ESPP") as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Registrant's Common Stock, as applicable. (b) Represents 783,003 additional shares of Common Stock available for issuance under the A&R ESPP. (c) The proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low sale prices of the Common Stock as reported on The Nasdaq Capital Market on June 8, 2026, a date within five business days prior to the filing of this Registration Statement, multiplied by 85%. Pursuant to the A&R ESPP, the purchase price of a share of Common Stock is 85% of the fair market value of the Registrant's Common Stock.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources